Exhibit 99.1

Republic Bancorp, Inc. Reports Third Quarter Net Income of $19.5 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 21, 2022--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported third quarter 2022 net income of $19.5 million, resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $0.99. Year-to-date net income was $71.3 million, a $1.3 million, or 2%, increase from the same period in 2021, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) of 1.52% and 11.19% for the nine months ended September 30, 2022.

Logan Pichel, President and CEO of Republic Bank & Trust Company, commented, “We are very proud of our strong third quarter earnings. Disciplined overhead expense management and expansion in our net interest margin were able to substantially offset a decrease in our nonrecurring PPP(2) revenues and rate-driven reductions in our Mortgage Banking and Warehouse Lending income. As a result, we have strengthened our core franchise earnings, which should continue to benefit us in the future.

“We are particularly pleased with our non-PPP Traditional Bank loan growth, as we grew this portfolio another $81 million during the third quarter of 2022, bringing our total growth for the first nine months of the year to almost $300 million, or 9%. That year-to-date number includes growth in almost all our geographic markets and business lines. Loan growth, however, has been particularly strong during the first nine months of the year in our Louisville-based Corporate Banking, Private Banking and Commercial Banking business lines, as well as our Tampa, Florida and Northern Kentucky/Cincinnati markets. We are excited about the strong momentum across our Company.

“Our continued success is dependent on the successes of the communities we serve, and this quarter we learned that we were one of just seven banks in the U.S. honored with the 2022 Community Commitment Award from the American Bankers Association Foundation. We are grateful for this recognition from the preeminent voice of the banking industry. It creates great pride that they called us an inspiration for banks nationwide on how to make a difference through Economic and Community Development programs.

“Finally, our thoughts and prayers go out to all the people in Florida related to the devastation from Hurricane Ian. While our Greater Tampa market was spared from the worst of Hurricane Ian, it did not go unscathed and will take some time to recover from its effects. Greater Tampa is a strong community, and as always, we will do our part and be there for the people in this community to help them rebuild from this terrible event,” concluded Pichel.

The following table highlights Republic’s key metrics for the three and nine months ended September 30, 2022 and 2021. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on October 21, 2022.

	Total Company Financial Performance Highlights
	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
(dollars in thousands, except per share data)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Income Before Income Tax Expense	$25,405	$26,227	$(822)	(3)%	$91,659	$90,532	$1,127	1%
Net Income	19,483	20,009	(526)	(3)	71,310	69,984	1,326	2
Diluted EPS	0.99	0.99	—	—	3.58	3.39	0.19	6
Return on Average Assets ("ROA")	1.28%	1.27%	NA	1	1.52%	1.47%	NA	3
Return on Average Equity ("ROE")	9.15	9.43	NA	(3)	11.19	11.04	NA	1

NA – Not applicable

Results of Operations for the Third Quarter of 2022 Compared to the Third Quarter of 2021

Core Bank(1)

Net income from Core Banking was $15.0 million for the third quarter of 2022 compared to $15.5 million for the third quarter of 2021. An increase of $11.7 million in pre-tax non-PPP Traditional Bank net interest income was a strong, positive driver to the Core Bank’s earnings for the quarter and helped to offset pre-tax declines of $5.5 million in PPP loan revenue, $4.1 million of Mortgage Banking income, and $3.3 million of net interest income within the Warehouse Lending (“Warehouse”) segment. The decreases in both Warehouse and Mortgage Banking income were driven by a reduction in demand across the nation for home mortgage refinancing following a dramatic rise in long-term interest rates during the first nine months of 2022.

Net Interest Income – Core Bank net interest income was $49.7 million for the third quarter of 2022, a $2.8 million, or 6%, net increase from the third quarter of 2021. This increase was driven primarily by the following:

Traditional Bank, Excluding PPP

Excluding PPP(2) loan fees and interest, the Traditional Bank’s net interest income increased $11.7 million, or 34%, and its net interest margin (“NIM”) expanded 75 basis points to 3.62% from the third quarter of 2021 to the third quarter of 2022. This increase in net interest income and related expansion in NIM resulted primarily from the Company’s balance sheet management strategies, which benefited from increases in the Federal Funds Target Rate (“FFTR”). Notable changes in specific categories included the following:

  Average interest-earning cash was $921 million with a weighted-average yield of 0.16% during the third quarter of 2021 compared to $724 million with a weighted-average yield of 2.31% for the third quarter of 2022.
  Average investments grew from $556 million with a weighted-average yield of 1.39% during the third quarter of 2021 to $695 million with a weighted-average yield of 1.88% for the third quarter of 2022.
  Average non-PPP Traditional Bank loans grew from $3.3 billion with a weighted-average yield of 4.00% during the third quarter of 2021 to $3.7 billion with a weighted average yield of 4.22% during the third quarter of 2022.

Traditional Bank, PPP

The Core Bank recognized $184,000 of fees and interest on its PPP portfolio during the third quarter of 2022 compared to $5.7 million of similar fees and interest during the third quarter of 2021. The $5.5 million decrease in PPP fees and interest primarily highlighted the short-term nature of the PPP, as approximately 97% of all fees and interest eligible to be recognized under the program by the Core Bank were recognized during 2020 and 2021. As of September 30, 2022, total PPP loans of $8 million remained on the Core Bank’s balance sheet out of the original $738 million originated during 2020 and 2021.

Warehouse Lending

Net interest income within the Warehouse segment decreased $3.3 million, or 52%, from the third quarter of 2021 to the third quarter of 2022, driven by decreases in both average outstanding balances and net interest margin. Overall average outstanding Warehouse balances declined from $717 million during the third quarter of 2021 to $474 million for the third quarter of 2022, driven largely by the sharp rise in long-term interest rates during 2022, which depressed mortgage-refinancing demand and resulted in a sharp drop in Warehouse line usage.

In addition, the Warehouse net interest margin decreased 97 basis points from 3.51% during the third quarter of 2021 to 2.54% during the third quarter of 2022. The decline in the Warehouse net interest margin occurred as its funding costs, as charged through the Company’s funds-transfer-pricing methodology, generally rose in tandem with the increase in short-term interest rates during the year, while its yield increases were delayed until the adjustable rates on its clients’ lines of credit surpassed their contractual interest rate floors. These interest rate floors benefited Warehouse’s net interest margin substantially during 2020 and 2021 when market rates declined to historical lows but have produced margin compression since the onset of the FFTR increases during 2022.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2022	2021	Change	2022	2021	Change

Traditional Banking - excluding PPP	$46,378	$34,629	$11,749	3.62%	2.87%	0.75%
Traditional Banking - PPP	184	5,668	(5,484)	NM	NM	NM
Warehouse Lending	3,011	6,291	(3,280)	2.54	3.51	(0.97)
Mortgage Banking*	112	253	(141)	NM	NM	NM
Total Core Bank	$49,685	$46,841	$2,844	3.54	3.25	0.29

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,
Reportable Segment	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Traditional Banking - excluding PPP	$3,705,177	$3,343,126	$362,051	11%	$3,740,085	$3,350,117	$389,968	12%
Traditional Banking - PPP	12,462	185,931	(173,469)	(93)	7,855	126,271	(118,416)	(94)
Warehouse Lending	473,923	717,036	(243,113)	(34)	442,238	750,682	(308,444)	(41)
Mortgage Banking*	6,259	29,959	(23,700)	(79)	2,912	32,401	(29,489)	(91)
Total Core Bank	$4,197,821	$4,276,052	$(78,231)	(2)	$4,193,090	$4,259,471	$(66,381)	(2)

*Includes loans held for sale NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(3) was a net credit of $1.1 million during the third quarter of 2022 compared to a net credit of $267,000 for the third quarter of 2021. The net credit during the third quarter of 2022 was primarily driven by the following:

  The Core Bank recorded a net credit to the Provision of $1.7 million during the third quarter of 2022 substantially related to the favorable payoff of one large, classified loan.
  The Core Bank recorded a net credit to the Provision of $386,000 during the third quarter of 2022 resulting from general formula reserves applied to a decline in outstanding Warehouse balances from $597 million as of June 30, 2022 to $442 million as of September 30, 2022.
  Offsetting the above, the Core Bank recorded a net charge to the Provision of $974,000 during the third quarter of 2022 resulting primarily from general formula reserves applied to $81 million of growth in non-PPP Traditional Bank loans from June 30, 2022 to September 30, 2022.

As of September 30, 2022, while its credit metrics remained solid, the Core Bank’s Allowance remained generally elevated compared to historical levels due to continued economic uncertainty resulting from continued inflation.

As a percentage of total loans, the Core Bank’s Allowance(3) decreased from 1.22% as of September 30, 2021 to 1.20% as of September 30, 2022. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Sep. 30, 2022			As of Sep. 30, 2021			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank, Less PPP	$3,740,085	$49,231	1.32%	$3,350,117	$49,487	1.48%	(0.16)%	(11)%
Plus: Paycheck Protection Program	7,855	—		126,271	—

Traditional Bank	$3,747,940	$49,231	1.31	3,476,388	49,487	1.42	(0.11)	(8)

Warehouse Lending	442,238	1,105	0.25	750,682	1,877	0.25	—	—

Total Core Bank	4,190,178	50,336	1.20	4,227,070	51,364	1.22	(0.02)	(2)

Tax Refund Solutions	295	—	—	25	—	—	—	—
Republic Credit Solutions	98,977	14,583	14.73	116,711	11,660	9.99	4.74	47
Total Republic Processing Group	99,272	14,583	14.69	116,736	11,660	9.99	4.70	47

Total Company	$4,289,450	$64,919	1.51	$4,343,806	$63,024	1.45	0.06	4

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:			Years Ended:
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2022	2022	2022	2021	2020	2019

Nonperforming loans to total loans	0.39%	0.38%	0.40%	0.47%	0.50%	0.54%

Nonperforming assets to total loans (including OREO)	0.43	0.42	0.44	0.51	0.56	0.54

Delinquent loans* to total loans	0.10	0.13	0.14	0.17	0.21	0.30

Net charge-offs (recoveries) to average loans	(0.02)	—	0.01	0.01	0.03	0.11
(Quarterly rates annualized)

OREO = Other Real Estate Owned
*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $9.5 million during the third quarter of 2022, a decrease of $4.0 million, or 30%, from the third quarter of 2021. The decrease in noninterest income was driven primarily by a reduction in Mortgage Banking income of $4.1 million for the quarter.

The decrease in Mortgage banking income for the quarter was caused by a large and rapid rise in long-term interest rates during the first nine months of 2022, which led to a significant slowdown in the origination of mortgage loans to be sold into the secondary market. As of September 30, 2022, the 30-year mortgage rate was hovering near levels not generally seen since 2008. As a result, the Core Bank sold only $39 million in secondary market loans and achieved an average cash-gain-as-a-percent-of-loans-sold of 2.23% during the third quarter of 2022 compared to sales of $182 million with comparable cash-gain-as-a-percent-of-loans-sold of 2.82% during the third quarter of 2021.

Noninterest Expense – Core Bank noninterest expense was $40.6 million for the third quarter of 2022 compared to $40.2 million for the third quarter of 2021, an increase of 1%. Notable changes within noninterest expense categories were as follows:

  Other noninterest expense increased by $776,000, or 31%. Meals, Entertainment, and Travel expenses as well as Freight and Office Supplies, all together, increased $400,000, as banking activities for these categories increased nearer to pre-pandemic levels, in combination with inflationary pressures on their costs.
  Salaries and Benefits expense decreased a net $332,000, or 1%, to $23.7 million for the third quarter of 2022. The most notable changes within this category were as follows:
    Estimated bonus expense decreased $1.1 million from the third quarter of 2021 to the third quarter of 2022, as the September 30, 2022 bonus accrual balance was reduced to bring it in-line with the current expected payouts for the year; while Commissions related to mortgage originations decreased by $680,000 due to the previously discussed slowdown in mortgage origination volume.
    Offsetting the above, Employee Benefit expense increased a net $660,000 driven by an $842,000 increase in healthcare claims.
    Base salaries and wages increased a net $229,000, or 1%, as the additional cost of annual merit increases was substantially offset by a 50-count reduction in full-time equivalent employees.

Republic Processing Group(4)

The Republic Processing Group (“RPG”) reported net income of $4.5 million for the third quarter of 2022, matching net income for the same period in 2021. The Tax Refund Solutions (“TRS”) segment, which recorded net income of $934,000 for the third quarter of 2022 compared to $1.3 million for the same period in 2021, was the most notable segment driving the net income of RPG for the quarter. The $391,000 decrease in net income for TRS was primarily driven by the following:

  More in-line with historical norms, TRS recorded a $1.3 million credit to the Provision during the third quarter of 2022 related to its Easy Advances, representing 41 basis points of EA originated during 2022. This figure compares to a $2.2 million credit to the Provision for the same period in 2021, representing 90 basis points of EAs originated during 2021.

  The EA recovery rate during the third quarter of 2021 was generally better than historical norms and driven by delays in tax return processing by the IRS during the first half of the year for certain types of tax returns that required further taxpayer communication and verification. This information is further displayed in the table below:
(dollars in thousands)		2022 Tax Season	2021 Tax Season	2022/2021 Change

EAs originated during the first two months of the year	(a)	$311,207	$250,045	$61,162

EA net charge-offs (recoveries) recorded ($):
EA net losses recognized for the nine months ended September 30,	(b)	$7,583	$7,984	$(401)
Provision expense recorded during the six months ended June 30,	(c)	8,879	10,226	(1,347)
Provision true-up/EA (recoveries) for the three months ended September 30,	(d)	$(1,296)	$(2,242)	$946

EA net charge-offs (recoveries) recorded (%):
EA net losses recognized for the nine months ended September 30,	(b)/(a)	2.44%	3.19%	(0.75)%
Provision expense recorded during the six months ended June 30,	(c)/(a)	2.85	4.09	(1.24)
Provision true-up/EA (recoveries) for the three months ended September 30,	(d)/(a)	(0.41)%	(0.90)%	0.49%
  In addition, net RT revenue decreased $687,000 from the third quarter of 2021 to the same period in 2022, as RT volume decreased 3% from period to period. This period-to-period decline was driven partially by the loss of one of TRS’s tax providers following the announcement of the now-cancelled May 2021 Asset Purchase Agreement.
  Offsetting the decreases to income above, TRS’s net interest income increased $1.4 million from the third quarter of 2021 to the same period in 2022 resulting from a higher crediting rate applied through the Company’s funds-transfer-pricing methodology to TRS’s prepaid card deposits offered through its Republic Payment Solutions division.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.0 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, other future conditions, and the impact of the COVID pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.
(2)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

The Company earns lender fees and 1.0% coupon interest on its PPP portfolio. Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP fees and interest is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP fees and interest, a non-GAAP measure.

	Net Interest Income				Interest-Earning Assets				Net Interest Margin
	Three Months Ended Sep. 30,				Three Months Ended Sep. 30,				Three Months Ended Sep. 30,
(dollars in thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change	2022	2021	% Change

Traditional Banking - GAAP	$46,562	$40,297	$6,265	16%	$5,136,395	$5,006,198	$130,197	3%	3.63%	3.22%	0.41%
Less: Impact of PPP fees and interest	184	5,668	(5,484)	(97)	12,462	185,931	(173,469)	(93)	0.01	0.35	(0.34)
Traditional Banking ex PPP fees and interest - non-GAAP	$46,378	$34,629	$11,749	34	$5,123,933	$4,820,267	$303,666	6	3.62	2.87	0.75

(3)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(4)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628